Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of EverQuote, Inc. of our report dated March 30, 2018, except for the effects of the stock split discussed in Note 14 to the financial statements, as to which the date is June 15, 2018, relating to the financial statements of EverQuote, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 15, 2018